SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

PACIFIC MERCANTILE BANCORP
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PACIFIC MERCANTILE BANCORP

Proxy Solicitation Script – 2012 Special Meeting of Shareholders

Opening for all Calls When the Shareholder Has Already Voted and Has No Questions

Solicitor:

Hi, this is                                         . I’m calling on behalf of the Board of Directors of Pacific Mercantile Bancorp. Because you are a valued shareholder, we wanted to make sure that you are aware of the upcoming Special Shareholders Meeting on Thursday, January 26, and that you have an opportunity to vote on important issues that will be considered at that Meeting.

First, I would like to ask if you have received the Proxy Statement and Proxy Card that was sent to you by Computershare, the Company’s transfer agent?

Shareholder:	Yes.

Solicitor:	Have you had a chance to read the Proxy Statement?

Shareholder:	Yes.

Solicitor:	Do you have any questions regarding the Company’s proposals which will be voted on at the Special Meeting?

Shareholder:	No.

Solicitor:	Have you voted your proxy?

Shareholder:	Yes.

Solicitor:	May I ask how you voted?

NOTE TO SOLICITORS:

Already voted “For” - If the shareholder has voted in favor – thank them for their support and go to closing, which follows:

Solicitor:	Thank you for your time today and your support.

Should you have any additional questions, or need any assistance, please don’t hesitate to call us back toll free at (877) 870-8565. Have a good (day, afternoon, evening).

Already voted “Against” - If the shareholder has voted against the Company’s proposals, politely ask what their objections are. Refer to the script below to try and sway the shareholder to change their vote. If they do not want to change their vote, please provide the call center supervisor with the shareholder contact information so we can pass it on to the Company.

Haven’t voted yet – If the shareholder hasn’t voted yet, remind them that their vote is extremely important and that the Special Meeting is on January 26 and then proceed to the Script below to answer any questions them may have.

Has Not Received the Proxy Materials – If the shareholder advises you that he/she has not received the Proxy Materials then the following should be your response:

Solicitor:	I apologize about the delay in getting you the Proxy Materials. We will arrange to get you a set of the Proxy Materials by [insert date] and we will call you on [insert date] to confirm that you received those Materials and to answer any questions you might have regarding the Special Shareholders Meeting or the Proposals to be voted on at that Meeting.

Thank you for your time today and your support. Should you have any questions, or need any assistance, please don’t hesitate to call us back toll free at (877) 870-8565. Have a good (day, afternoon, evening).

Questions from Shareholders Who Have Received the Proxy Materials But Haven’t Yet Voted

Solicitor:	Have you received the Proxy Materials for the Special Shareholders Meeting?

Shareholder:	Yes.

Solicitor:	Have you had a chance to read the materials?

If the Shareholder has read the Proxy Materials:

Solicitor:	Do you understand the matters that are to be voted upon at the Special Shareholders Meeting?

Shareholder:	Yes.

Solicitor:	We hope we can count on your support. Please vote your shares today. You can do so over the internet or by calling the toll-free number on your proxy card. In the alternative, you can complete, sign and date the proxy card and return it today, in the postage prepaid return envelope. [Suggest they do so immediately so they won’t forget.] However, we encourage you to vote on the internet or by telephone, because doing so is more convenient and will assure that your shares will be voted in accordance with your wishes.

As described in the Proxy Statement, the Company’s Board of Directors is seeking your approval of four (4) proposals which will be presented for a vote of the shareholders at the Special Meeting. The Board of Directors has determined that approval of all of those Proposals is of critical importance to the Company and is in the best interests of the shareholders.

Proposals No. 1 and No. 2 are particularly important.

•       Proposal No. 1 is the approval of a sale by the Company of up to approximately 2,920,000 shares of its common stock to the Carpenter Community Bancfunds for a total purchase price of $15,500,000 in cash; and

•       Proposal No. 2 is the approval of an increase in the authorized number of the Company’s shares of common stock from 20 million to 85 million shares. This increase in the authorized number of shares is needed to enable the Company to effectuate the sale of the shares of common stock to Carpenter Community Bancfunds. Therefore, if you are in favor of approving Proposal No. 1, you also need to vote for approval of Proposal No. 2.

Questions Regarding Proposals No. 1 and 2

Solicitor:	Please let me take a moment to tell you why your vote in favor of these proposals is so important.

Shareholder:	Yes, please go ahead.

Solicitor:	As is described in greater detail in the Proxy Statement, the Company and its wholly owned banking subsidiary, Pacific Mercantile Bank, are currently operating under bank regulatory restrictions which have forced the Company to suspend the implementation of its growth strategy and increased its costs of doing business.

Moreover, the Board of Directors believes those regulatory restrictions have hurt the price of your common stock and will continue to do so if the Company does not succeed in raising a substantial amount of additional capital from sales of its shares.

As a result, in August 2011, your Company entered into agreements to raise up to a total of $38.5 million of capital in three successive transactions:

•       The first transaction, which was completed on August 26, 2011, consisted of the sale of $11.2 million of a newly created Series B 8.4% Preferred Stock (the “Series B Preferred Shares”), which are convertible into shares of the Company’s common stock at a price of $5.32 per share. The Carpenter Bancfunds purchased $3,700,000 of those Series B Preferred Shares.

•     The second transaction involves a sale of an additional $11,800,000 of Series B Preferred Shares, $10,800,000 of which will be purchased by the Carpenter Bancfunds, if certain conditions are satisfied. Those Series B Preferred Shares also will be convertible into shares of the Company’s common stock at a conversion price of $5.32 per share.

•     The third transaction involves the sale, pursuant to a Common Stock Purchase Agreement, of $15,500,000 of shares of the Company’s common stock to the Carpenter Bancfunds at a price of at least $5.31, and possibly as much as, $5.55 per share.

Completion of the sales of the additional $11,800,000 of Series B Shares and the $15,500,000 of common stock requires the approval by the Company’s shareholders of Proposals No. 1 and No. 2 at the Special Meeting.

Solicitor:	You can find in the Proxy Statement and, if you have not already done so you should read, the more detailed description of the terms and provisions on which the shares of common stock will be sold to the Carpenter Bancfunds. In addition, you can also review the Common Stock Purchase Agreement which is attached as Annex A to the Proxy Statement.

Shareholder:	What are the Carpenter Community Bancfunds?

Solicitor:	Carpenter Community Bancfunds are private equity firms which were formed a number of years ago to invest private equity capital primarily in banking institutions, such as the Company, located in California and elsewhere in the United States. The Carpenter Community Bancfunds are based in Irvine, California.

Shareholder:	If the sale goes through, how many shares will the Carpenter Bancfunds own?

Solicitor:	If the shareholders approve the sale of the shares of common stock to the Carpenter Bancfunds (Proposal No. 1) and the increase in the authorized number of the Company’s common shares (Proposal No. 2), and if certain other conditions (including the receipt by the Carpenter Bancfunds of required Federal Reserve Board approvals) are satisfied by January 31, 2012, then:

• The sale of the additional $11,200,000 of Series B Preferred Shares will increase the voting power of the Carpenter Bancfunds to approximately 16% of the Company’s voting shares; and

• The sale thereafter of the $15.5 million of common stock will further increase the voting power of the Carpenter Bancfunds to approximately 28% of the Company’s outstanding voting shares.

Solicitor:	In addition, if the sale of the common stock to the Carpenter Bancfunds is completed, they will be entitled to designate three representatives to be nominated for election to the respective Boards of Directors of the Company and Pacific Mercantile Bank.

Due to the their voting power and the number of representatives they will have on the Boards of Directors, the Carpenter Bancfunds will have the ability to significantly influence the outcome of matters requiring approval of the Board of Directors of the Company or the Bank and matters requiring the approval of the Company’s shareholders, including the approval of mergers and acquisitions or changes in corporate control. There is no assurance that the interests of the Carpenter Bancfunds will be consistent with the interests of, or that the Carpenter Bancfunds will not exercise their voting power in ways that could adversely affect, the Company’s other shareholders.

Shareholder:	Knowing that the sale of the common stock to the Carpenter Bancfunds would significantly increase their voting power, why did the Board of Directors decide to approve the sale of those shares?

Solicitor:	After considerable deliberations, the Board of Directors determined that the possible detrimental effects of the increase in the Carpenter Bancfund’s voting power are far outweighed by the benefits that the Company and its shareholders stand to realize if the sale of the shares of common stock to the Carpenter Bancfunds is completed. Those benefits include, among others:

• A prompt injection of capital in an amount that would enable the Company to resume its growth strategy and speed up the time when it would be released from bank regulatory restrictions;

•     An increase in the Bank’s lending limits that will result from that injection of capital, which will give the Bank the ability to attract new and larger customers and, thereby, increase its revenues and improve its results of operations;

•     A significant improvement in the Company’s financial strength as a result of the additional capital which will be obtained if the sale of the common stock to the Carpenter Bancfunds is completed; and

• The attractive price that the Carpenter Bancfunds will be paying for the shares of common stock which:

• will be at least $5.31 per share and in no event less than the book value of the Company’s common stock, and

•    will represent a premium of at least 40% over the average of the closing prices of the Company’s common stock during the ten (10) trading days that ended on December 30, 2011, which was $3.17 per share.

As a result, the Board of Directors believes that the sale of the shares of common stock to the Carpenter Bancfunds will have a favorable impact on the market prices of the Company’s shares in the future.

Solicitor:	Another important factor that led the Board of Directors to approve the sale of the shares of common stock to the Carpenter Bancfunds was the Board’s determination that the Company would find it difficult to raise a sizable amount of capital from other sources at a price equal or even close to the price the Carpenter Bancfunds will be paying for the Company’s shares.

Shareholder:	Were other strategic alternatives considered?

Solicitor:	In addition to raising capital by means of public or private common stock offerings, the Company’s Board of Directors considered two proposals that would have involved an outright sale of the Company. However, those proposals were rejected because the Board of Directors concluded, after discussions with the Company’s outside financial advisor, that the prices being proposed significantly undervalued the Company. The Company also entered into preliminary merger discussions with two different banking institutions. However, those discussions were discontinued, in one case due to regulatory factors that made it unlikely that the transaction could be successfully consummated; and in the other case due to the merger consideration proposed by the other party which, in the view of the Board of Directors, after consultation with the Company’s financial advisor, significantly undervalued the Company.

Shareholder:	Won’t this sale of shares to the Carpenter Bancfunds dilute my position?

Solicitor:	The Company believes that the sale of the shares to the Carpenter Bancfunds will be significantly less dilutive and, therefore, more advantageous to existing shareholders, than a sale of shares in a public offering, because the price that the Carpenter Bancfunds will be paying for those shares will be at least $5.31 per share and in no event less than the book value of the Company’s common stock.

By contrast, the price at which the Company could sell shares in a public offering would not exceed (and could be approximately 10%-15% below) the market price of the Company’s shares which, between October 1, 2011 and December 30, 2011, has ranged from a high of $3.41 to a low of $2.97 and which closed at $3.21 per share on January 5, 2012.

Even assuming, for example sake, that the Company could sell a $15,500,000 of shares at a price of $3.41 in a public offering, that price would be approximately 38% lower than the book value of the Company’s shares as of September 30, 2011, which was $5.55 price. Assuming that the book value does not decrease between September 30 and December 31, 2011, the Carpenter Bancfunds will be paying $5.55 per share for the shares of common stock they are purchasing. As a result, the number of shares that the Company would have to sell in a public offering, at $3.41 per share, in order to raise $15,500,000 would be 38% greater than the number of shares that the Company will be selling to the Carpenter Bancfunds to raise that same $15,500,000.

Shareholder:	How will the Company use the proceeds from the sale?

Solicitor:	Approval by the Company’s shareholders of the sale of the shares of common stock to the Carpenter Bancfund (Proposal No. 1) and the increase in the authorized number of shares of common stock (Proposal No. 2), will enable the Company to complete not only the sale of the $15,500,000 of common stock, but also the sale of the $11,800,000 of additional Series B Preferred Shares. The proceeds from those sales, net of transaction expenses, are expected to total approximately $25,300,000 in cash. The Company plans to use (1) approximately $20,300,000 of those net proceeds to make a capital contribution to the Bank to be used by it primarily to support and fund the growth of its banking franchise; and (2) the other $5 million for working capital requirements and other general corporate purposes.

Shareholder:	Is there any other component to this stock sale?

Solicitor:	Yes. If the sales of the Additional Series B Shares and the Common Shares are completed, at the same time the Company will sell and issue stock purchase warrants at a price of $0.125 per Warrant, which will entitle the Carpenter Bancfund and another investor (not affiliated with the Carpenter Bancfunds) to purchase up to an additional 408,834 shares and 399,436 shares, respectively, of the Company’s common stock at a purchase price of $6.38 per share. Those Warrants will be exercisable at any time within (4) years following the issuance of the Warrants, but only if the Company consummates, during that four year period, an acquisition of a bank or bank holding company with total assets of more than $250 million.

Shareholder:	Why is shareholder approval required for the sale of the shares to the Carpenter Funds?

Solicitor:

The Company’s shares are listed on NASDAQ. In order to maintain its listing on NASDAQ, the Company is subject to and required to comply with the NASDAQ Marketplace Rules. One of those rules requires prior shareholder approval of any sale of shares of common stock that will result in a “change of control” of the Company. The NASDAQ rules define a “change of control” as a transaction by which an investor, which owns less than 20% of the voting power of a company, acquires a number of voting shares or securities that will result in its owning 20% or more of the voting power of the company (determined on a “post-transaction basis”).

The sale of the Common Shares to the Carpenter Bancfunds will have the effect of increasing their voting power to more than 20% of the Company’s voting shares. Therefore, in accordance with applicable NASDAQ rules, the Company is asking shareholders to approve the sale of the Common Shares to the Carpenter Bancfunds.

Shareholder:	What vote is required to approve this Proposal No. 1?

Solicitor:	Approval of the sale of the shares of common stock to the Carpenter Bancfunds (Proposal No. 1) will require the affirmative vote of the holders of a majority of the shares which are present, in person or by proxy, and are voted on the Proposal, at the Special Meeting. However, the Carpenter Bancfunds, which currently own approximately 4% of the Company’s outstanding voting shares, will not be entitled to vote on this Proposal.

Shareholder:	What happens if Proposal No. 1 or Proposal No. 2 isn’t approved?

Solicitor:	Failure to approve either of those Proposals at the Special Shareholders Meeting could have the following adverse consequences for the Company and its shareholders:

¡     The Company will find it more difficult to maintain compliance with the capital requirements imposed by the bank regulators on the Company and the Bank. As a result, the Company and the Bank are more likely to remain subject to the current bank regulatory and operational restrictions for an extended period of time.

¡     It will be more difficult for the Company to raise the capital it needs to resume the implementation of its growth strategy, which will make the Company’s shares less attractive to investors and the public.

¡     It will be more difficult and more costly for the Company to raise capital from other sources, because it is likely that the Company would have to offer its shares at prices that would represent significant discounts to book value in order to raise needed capital, which would be significantly dilutive of the current book value of the shares owned by the Company’s existing shareholders.

In addition, if the sale of the shares to the Carpenter Bancfunds (Proposal No. 1) or the increase in the authorized number of shares (Proposal No. 2) is not approved by the shareholders at the Special Meeting, the Company will become obligated to pay a termination fee of $750,000 to the Carpenter Bancfunds.

Shareholder:	How does the Board of Directors recommend that I vote on Proposal No. 1 and Proposal No. 2?

Solicitor:	The Board of Directors unanimously recommends that all shareholders vote in favor of both the sale of the common shares to the Carpenter Bancfunds (Proposal No. 1) and the increase in the authorized number of shares of common stock (Proposal No. 2).

Questions Specific to the Proposed Increase in the Authorized Number of Shares of Common Stock (Proposal No. 2)

Shareholder:	Okay. Tell me more about the proposal to increase the number of shares of common stock.

Solicitor:	The Company is asking shareholders to approve an increase in the authorized number of shares of its common stock from 20 million to 85 million shares because, currently, only 3,773,390 shares of common stock are available for future sales of common stock. That number is not sufficient to enable the Company to complete the sale of the common stock to the Carpenter Bancfunds and also set aside shares for issuance on conversion of the Company’s convertible preferred shares (which the Company is contractually obligated to do under its agreements with holders of those preferred shares).

Also, unless there is a substantial increase in the authorized number of shares of common stock, the Company will not have shares available for issuance to implement its growth strategy, because the Company expects that it will need additional shares of common stock for acquisitions of other banks or financial service organizations in the future.

Shareholder:	What vote is required to approve Proposal No. 2?

Solicitor:	Approval of this proposal will require the affirmative vote of the holders of a majority of the shares entitled to be voted on this Proposal.

Shareholder:	How does the Board of Directors recommend I vote on this Proposal No. 2?

Solicitor:	The Board of Directors unanimously recommends that the Company’s shareholders vote in favor of the proposal to increase the authorized number of the Company’s common shares to 85 million shares (Proposal No. 2).

Questions Regarding Proposal No. 3 to Amend the Dividend Provisions of the Series A Preferred Shares

Shareholder:	Okay. So now tell me why the Company is proposing to change the Series A Preferred?

Solicitor:	First let me give you a little background. Between November 2009 and August 2010, the Company sold a total of 126,550 shares of Series A Convertible 10% Cumulative Preferred Stock (the “Series A Preferred Shares”), at a price of $100.00 per share, in a private placement. All but 11,000 of those Series A Preferred Shares have been converted into shares of Company common stock at a conversion price of $7.65 per share.

The holders of those remaining 11,000 Series A Preferred Shares are not required to convert those Shares into common stock until the Company pays all of the dividends that have accumulated on those Series A Shares in cash. However, the Company is restricted from paying those cash dividends by bank regulatory restrictions and certain provisions of the California Corporations Code. In addition, the Company cannot predict how long it will be subject to those restrictions. As a result, dividends will continue to accumulate, at a rate of 10% per annum, on those 11,000 Series A Preferred Shares for at least the foreseeable future, which will reduce the earnings that are available for the holders of common stock by the amount of the dividends so accumulated. Additionally, until all such accumulated dividends on the outstanding Series A Preferred Shares are declared and paid, the Company will not be able to pay any dividends on its Series B Preferred Shares or on the outstanding shares of common stock.

The Board of Directors believes that it is in the best interests of the shareholders for the remaining 11,000 Series A Preferred Shares to be converted into common stock, because the Company would no longer have to accumulate or pay dividends on those Series A Preferred Shares and the amount of the Company’s earnings that would be available for holders of the Company’s common stock would increase accordingly.

Therefore, on November 15, 2011, the Board of Directors approved an Amendment to the Series A Certificate of Determination which, if approved by the shareholders at the Special Meeting, will permit the Company to pay dividends on its Series A Preferred Shares, not only in cash, but also in shares of common stock.

If that Amendment is approved by the Company’s shareholders at the Special Meeting, then, it is the Company’s intention to pay all accumulated dividends on the Series A Preferred Shares in shares of common stock, as a result of which the remaining 11,000 Series A Preferred Shares that currently remain outstanding would automatically convert, at a price of $7.65 per share, into a total of 143,790 shares of common stock and the Series A Shares would cease to be outstanding.

Shareholder:	How many common shares will be used to pay the dividends?

Solicitor:

As of September 30, 2011, the accumulated dividends on the outstanding Series A Preferred Shares totaled $170,466. If the proposed Amendment to the dividend payment provisions of the Series A Preferred Shares is approved, the Company estimates that it will issue a total of approximately 31,000 shares of its common stock in payment of the accumulated dividends (which assumes that the Company’s book value per share remains at $5.55 per share).

Shareholder:	What vote is required to approve this Proposal?

Solicitor:	Under California law, approval of this Proposal requires the affirmative vote of (1) the holders of a majority of the 11,000 outstanding Series A Preferred Shares, voting as a separate class, and (2) the holders of a majority of the shares of Common Stock entitled to be voted on this Proposal (including the shares that the holders of the Company’s outstanding shares of preferred stock are entitled to vote on an “as-if converted” basis together with the holders of our common stock voting as a single class).

Shareholder:	How does the Board of Directors recommend I vote on this Proposal No. 3?

Solicitor:	The Board of Directors unanimously recommends that shareholders vote in favor of this Proposal No. 3.

Questions Regarding Proposal No. 4-Authority to Adjourn the Special Meeting

Shareholder:	Why is the Company asking shareholders to approve an adjournment proposal?

Solicitor:	The adjournment proposal gives the Company the ability to continue soliciting proxies if there are not sufficient affirmative votes to approve any of Proposals 1, 2 or 3 at the Special Meeting.

Shareholder:	What vote is required to approve this Proposal?

Solicitor:	Approval of Proposal No. 4 requires the affirmative vote of the holders of a majority of the shares which are present, in person or by proxy, and are voted on this Proposal at the Special Meeting.

Shareholder:	How does the Board of Directors recommend I vote on this Proposal No. 4?

Solicitor:	The Board of Directors unanimously recommends that the Company’s shareholders vote in favor of this Proposal.

Questions Regarding Voting of Shares Held in Street Name

Shareholder:	So won’t my broker just vote my shares for me on all of these Proposals?

Solicitor:	All four Proposals are non-routine proposals and, for that reason, your broker cannot vote your shares on any of the Proposals without voting instructions from you. If you want your shares to be voted and your voice to be heard, you must give voting instructions to your broker.

Shareholder:	How do I provide voting instructions to my broker?

Solicitor:	You should have already received a voting instruction card, which is similar to a proxy card, with your Proxy Statement. That card contains information regarding the ways by which you can provide your voting instructions to your broker.

1.     You can provide your voting instructions on the internet or by telephone; or

2.     You also can complete, sign and date the voting instruction card and return it by mail in the postage-prepaid envelope that was included with your proxy statement and voting instruction card.

To vote on the internet, please log on to the website shown on your voting instruction card and follow the steps outlined on the secure website. For telephone voting, please call the toll free number shown on your voting instruction card and follow the instructions provided on the recorded message. There is a unique control number on your voting instruction card. Please have that number ready when you log on to the internet website or call the toll free telephone number and then follow the easy step-by-step instructions.

To ensure that your vote is counted, we recommend that you provide voting instructions on the internet or by telephone and that you do that right away so that you won’t forget.

If you have any questions regarding internet or telephone voting, please do not hesitate to call us back toll free at (877) 870-8565.

Solicitor:	Do you have any other questions regarding the Company’s Proposals?

(Answer any additional questions and then go to closing).

Closing Statement

Solicitor:	Thank you for your time today. Please remember that your vote in favor of the Company’s Proposals is very important – for the Company and for you. Please vote today. Should you have any additional questions, or need any assistance, please don’t hesitate to call us back toll free at (877) 870-8565. Have a good (day, afternoon, evening).

VOTING

Registered Shareholders

You still have time to vote on the internet or by telephone. To vote on the internet, please log on to the website shown on your proxy card and follow the steps outlined on the secure website. For telephone voting please call the toll free number shown on your proxy card and follow the instructions provided on the recorded message. There is a unique control number on your proxy card. Please have that number ready when you call or log on and then follow the easy step-by-step instructions.

Street Name Shareholders

You still have time to vote by telephone or on the internet. For telephone voting please call the toll free number shown on the front of your voting instruction card. To vote by internet please go to the website shown on your voting instruction card. There is a control number on the front of your voting instruction card. Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.

ANSWERING MACHINE MESSAGE

Hi, this is                                                          . I’m calling on behalf of the Board of Directors of Pacific Mercantile Bancorp. Because you are a valued shareholder, we wanted to make sure that you are aware of the upcoming Special Meeting of Shareholders that will be held on Thursday, January 26, 2012 and that you have received your proxy materials for that Special Meeting and to answer any questions you may have with respect to the Meeting or the Proposals which will be voted on at that Meeting.

The Company is asking shareholders to approve very important proposals relating to the sale of approximately 2.9 million shares of its common stock, for a total purchase price of $15.5 million in cash, to the Carpenter Community Bancfunds. Failure to approve the sale of these shares and the other proposals being voted on at the Special Meeting will make it more difficult for the Company to maintain compliance with federal and state capital requirements and will make it more difficult and more expensive for the Company to raise the capital it needs to resume the implementation of its growth strategy. The Company’s Board of Directors believes that it is critical to the future of the Company that all of the Proposals be approved by the shareholders at the Special Meeting.

If you hold your shares at a brokerage firm, you should know that your broker cannot vote your shares for you without voting instructions from you. You should have already received a voting instruction card (which is similar to a proxy card) from your broker. That card contains important information about how you can provide voting instructions to your broker. As indicated on the voting instruction card, you can provide your voting instructions to your broker on the internet or by telephone (to a toll-free number). We strongly encourage you to vote on the internet or by telephone – it’s quick and easy and more cost-effective for the company.

If you didn’t receive or have misplaced your proxy statement or your proxy card or voting instruction card, or if you have any questions or need any assistance with voting, please contact us immediately at our toll free number (877) 870-8565. Thank you for your time and please remember that your vote in favor of all four of the Company’s Proposals is very important – for the Company and for you. Please vote today!

PACIFIC MERCANTILE BANCORP

ABOUT PACIFIC MERCANTILE BANCORP

Pacific Mercantile Bancorp, which is a publicly traded Company with its shares listed on the Nasdaq Stock Market under the trading symbol, “PMBC”, is the parent holding Company of Pacific Mercantile Bank. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System which provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank, which opened for business on March 1, 1999, had total assets exceeding $1 billion as of September 30, 2011.

The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

STOCK PRICE

Pacific Mercantile Bancorp shares are traded on NASDAQ under the symbol PMBC.

The closing price of the shares was $3.21 on January 5, 2012.

(Note to Solicitors: Please have the current stock price available when calling shareholders).